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                                                                     EXHIBIT 2.1

THIS AGREEMENT dated    July 2000

PARTIES:

(1) THE PERSONS whose names and addresses are set out in Column (1) of Schedule 1 (the "VENDORS");

(2) BLUESTONE SOFTWARE EUROPE LIMITED a company registered in England and Wales with registered number 3944350 and having its registered office at Central House, Upper Woburn Place, London WC1H 0QA ("EUROPE");

(3) BLUESTONE SOFTWARE, INC. a company registered in the State of Delaware and having its principal address at 300 Stevens Drive, Philadelphia PA 19113-1597 USA ("BLUESTONE")

RECITALS:

(A) Arjuna Solutions Limited (the "COMPANY") is a private company limited by shares. Further details of the Company and its Subsidiary are set out in of
     Schedule 2 and 3 respectively.

(B) The Vendors are the registered holders and beneficial owners of the numbers of Sale Shares shown opposite their respective names in Column (2) of
     Schedule 1 such numbers of Sale Shares comprising in aggregate the entire issued and allotted share capital of the Company.

(C) The Vendors have agreed to sell and Bluestone has agreed to purchase the Sale Shares for the consideration and upon the terms and conditions set out in this Agreement.

(D) Europe is a wholly-owned subsidiary of Bluestone which is a party to this Agreement for the purposes of receiving the benefit of the Warranties.


IT IS AGREED as follows:


1.     DEFINITIONS AND INTERPRETATION


1.1    DEFINITIONS


1.1.1  In this Agreement unless the context requires otherwise:-


     "ACCOUNTING DATE" means in respect of the Company, 31st December 1999, and in respect of the Subsidiary, 18 April 2000;


     "ACCOUNTS" means:-

     (a) the balance sheet of the Company and the audited balance sheet of the Subsidiary as at the Accounting Date; and

     (b) the profit and loss account of the Company and the audited profit and loss accounts of the Subsidiary for the accounting reference period ending on the Accounting Date; and

     (c) the cash flow statements (if any) and the directors' reports relating to (a) and (b) above;


     including all notes to such accounts and all documents required by law to be annexed to such accounts and to be sent or made available to shareholders in any relevant financial year (as defined in section 223 of the 1985 Act);


     "AGREEMENT" means this agreement including the Schedules and the Recitals;

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     "ASSOCIATE" means:

     a) in relation to a person, an associated company of that person or a person who is connected with that person (and whether a person is an associated company or is so connected shall be determined in accordance with Sections 416 and 839 of the Taxes Act save that in construing Section 839 the term 'control' shall have the meaning given by Section 840 or Section 416 of that Act so that there shall be control wherever either of the said Sections would so require); and

     b) in relation to a company, any subsidiary or subsidiary undertaking or holding company of such company and any other subsidiary or subsidiary undertaking of any holding company of such company;


     "BLUESTONE'S SOLICITORS" means McGrigor Donald, Solicitors, 63 Queen Victoria Street, London EC4A 4ST;


     "BLUESTONE STOCK" means such of the Common Stock issued to the Vendors in accordance with clause 3;


     "BUSINESS" means any business carried on by the Company or the Subsidiary at the Completion Date or at any time within the period of 12 months ending on the Completion Date;


     "COMMON STOCK" means the common stock of $0.001 par value of Bluestone;


     "COMPANIES ACTS" means the 1985 Act, the Business Names Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Company Directors Disqualification Act 1986, the 1989 Act and Part V of the Criminal Justice Act 1993, and any other statute from time to time in force regulating companies, together;


     "COMPLETION" means completion of the sale and purchase of the Sale Shares by virtue of the performance by the Vendors and Bluestone of the obligations assumed by them respectively under clause 4;


     "COMPLETION CONSIDERATION" means the Consideration payable at Completion as specified in clause 4;


     "COMPLETION DATE" means the date hereof;


     "CONFIDENTIAL INFORMATION" means all confidential information of the Company and the Subsidiary (in whatever medium stored) including but without limitation, all business, financial, operational, customer and marketing information and trade secrets in relation to the Business and including all information which is received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to:-

     (a)  the Company, the Subsidiary and their respective Associates;

     (b)  any aspect of the Business;

     (c)  the provisions of this Agreement;

     (d)  the negotiation of this Agreement; or

     (e)  the subject matter of this Agreement;

     and any information in respect of which any member of the Group is bound by an obligation of confidence to a third party;


     "CONSIDERATION" means the consideration payable for the Sale Shares as specified in clause 3;

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     "COPYRIGHT" means copyright, design rights, topography rights and database rights whether registered or unregistered (including any applications for registration of any such thing) and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or of any other jurisdiction;


     "CRITICAL EMPLOYEE" means Steven Caughey, David Ingham, Mark Little, Stuart Wheater, Peter Furniss and Alastair Green;


     "DEFERRED BLUESTONE STOCK" means an aggregate of 82,725 shares of Common Stock conditionally issuable to the Warrantors in the amounts set out in Column 6 of Schedule 1 pursuant to clause 3.1.2;


     "DEFERRED CONSIDERATION PERIOD" means the period commencing on the Completion Date and terminating on the date that the final instalment of the Restricted Bluestone Stock is issued;


     "DELIVERY REQUIREMENTS" means the compliance with the terms of Schedule 10;


     "DEPARTING EMPLOYEES" means Grainne Marie Walshe, Rosie Woodward and John Barry Hodgson;


     "DETERMINED CLAIM" means all claims under this Agreement or the Taxation Undertaking (each a "CLAIM") which (i) has been agreed or settled between the Vendors and Bluestone and/or Europe (as the case may be) in writing; or
     (ii) in respect of which a judgment has been given by a court of competent jurisdiction with no right of appeal or the time limit within which any appeal may be made has expired (and includes the costs forming part of such settlement or judgment);


     "DIRECTORS" means the directors of the Company and/or the Subsidiary named in Schedules 2 and 3;


     "DISCLOSURE LETTER" means a letter described as such of even date from the Warrantors delivered to, and acknowledged in writing with specific reference to this Agreement by, Bluestone prior to Bluestone's execution hereof;


     "EMPLOYEES" means all of the current employees of the Company and/or the Subsidiary;


     "ENCUMBRANCE" means in respect of any property, asset or right, any interest or equity of any person (including but without limitation any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or other security or third party agreement or arrangement of whatsoever nature over or in that property, asset or right;


     "ESCROW STOCK" means the number of the Bluestone Stock listed in Column 7 of Schedule 1;


     "ESCROW CASH" means the sum of US$575,921 retained by the Purchaser from the Consideration payable to the Vendors at Completion pursuant to the provisions of clause 5.1.3 as reduced in accordance with clause 5;


     "FINANCIAL CAP" means the sum of L8,745,084;


     "FSA" means the Financial Services Act 1986;


     "FUNDAMENTAL REPRESENTATIONS" means the statements and representations in Parts 1, 3 and 4 of Schedule 5 to this Agreement;


     "GROUP" means together the Company and the Subsidiary;


     "INITIAL BLUESTONE STOCK" means an aggregate of 277,803 shares of Common Stock to be issued to the Warrantors in the amounts set out in Column 4 of
     Schedule 1 at Completion;


     "INTELLECTUAL PROPERTY" means such of the following as may be owned, used or enjoyed by the Company or the Subsidiary:-

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     (a)  Patents;

     (b)  Trade Marks;

     (c)  Know How;

     (d)  Copyright; and

     (e)  IP Matter;


     "IP MATTER" means all documents, records, tapes, discs, diskettes and any other material whatsoever containing Copyright works, Know-How or Software;


     "KNOW-HOW" means trade secrets and confidential business information including details of supply arrangements, customer lists and pricing policy; sales targets, sales statistics, market share statistics, marketing surveys and reports; marketing research; unpatented technical and other information including inventions, discoveries, processes and procedures, ideas, concepts, formulae, specifications, procedures for experiments and tests and results of experimentation and testing; information comprised in Software; together with all common law or statutory rights protecting the same including by any action for breach of confidence and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;


     "KNOWLEDGE WARRANTY" means the representations given by each of the Non-participating Warrantors in clause 5.1.2(b);


     "LEAVER" means any Vendor who is employed by or provides consulting services to the Company or another member of the Group and who dies or who ceases to be an employee of the Group. In this definition any reference to the date of cessation of employment (or similar) shall be the date upon which the relevant Vendor's contract of employment terminates;


     "LONGSTOP DATE" means 15 February 2001;


     "NASDAQ" means the National Market of The Nasdaq Stock Market, Inc.;


     "NON-PARTICIPATING WARRANTORS" means Grainne Marie Walshe and Hannes Wolfgang Miller;


     "1985 ACT" means the Companies Act 1985;


     "1989 ACT" means the Companies Act 1989;


     "PATENTS" means patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition including any divisions, renewals, continuations, refilings, confirmations-in-part, substitutions, registrations, confirmations, additions, extensions or reissues thereof and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;


     "PRE-COMPLETION PERIOD" means the period commencing on the Accounting Date and ending on the Completion Date (both days inclusive);


     "PROPERTY" means the property held by the Company and/or the Subsidiary on leasehold title, a brief description of which, including rent and commencement, review and expiry dates, is set out in Schedule 4;


     "PROPERTY AND ENVIRONMENTAL WARRANTIES" means the statements and representations set out in Part 4 of Schedule 5;


     "PROTECTED BUSINESS" means the business of developing software products and components in whole or in part, designed to provide transacting servers or services as carried on by the Group at the date hereof;


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     "RESTRICTED PERIOD" means 24 months from the Completion Date or, in the event that a general offer is made for Bluestone as a result of which Bluestone becomes a wholly-owned subsidiary of a third party or the business of Bluestone is acquired in its entirety by a third party other than as a result of a corporate reconstruction of Bluestone and its Associates, 12 months from the Completion Date;


     "REGISTERED INTELLECTUAL PROPERTY" means the registered Intellectual Property listed Schedule 6;


     "RESTRICTED BLUESTONE STOCK" means the number of shares of Common Stock calculated and issuable in accordance with clause 3.4;


     "SALE SHARES" means the 75,000 'A' Ordinary Shares of 1p each and 32,406 'B' Ordinary Shares of 1p each in the capital of the Company;


     "SECURITIES ACT" means the US Securities Act of 1933; as amended;


     "SERVICE CONTRACTS" means the terms and conditions at employment and employee confidentiality agreements in the agreed form;


     "SOFTWARE" means any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof and all source and other preparatory materials relating thereto, including use requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works identified, categorised and briefly described in Schedule 7;


     "SUBSIDIARY" means the subsidiary of the Company named in Schedule 3;


     "TAXATION" has the meaning ascribed in the Taxation Undertaking;


     "TAXES ACT" means the Income and Corporation Taxes Act 1988;


     "TAXATION UNDERTAKING" means the taxation undertaking, in the agreed form, granted by the Vendors to Bluestone at Completion;


     "TAX WARRANTIES" means the statements and representations set out in Part 3 of Schedule 5;


     "THIRD PARTY CLAIM" means a claim by a person who is not a party to this Agreement for damages or an injunction or any other relief or remedy;


     "TITLE WARRANTIES" means the statements and representations set out in Part 1 of Schedule 5;


     "TRADE MARKS" means trade or service mark applications or registered trade or service marks, registered protected designations or origin, registered protected geographic origins, refilings, renewals or reissues thereof, unregistered trade or service marks, get-up and company names in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the law of England or of any other jurisdiction;


     "TRADE UNION" means as defined in section 1, TULCRA;


     "TULCRA" means the Trade Union and Labour Relations (Consolidation) Act
     1992;


     "US" means the United States of America;


     "VENDORS' SOLICITORS" means Toller Hales & Collcutt Solicitors, of 53-57 High Street, Corby, Northants NN17 1UY;


     "WARRANTIES" means the statements and representations set out in Parts 2 and 5 of Schedule 5;


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     "WARRANTORS" means all of the Vendors other than the Non-Participating
     Warrantors;


1.1.2 Further definitions are set out elsewhere in this Agreement and in Parts 2, 3, 4 and 5 of Schedule 5.


1.2   INTERPRETATION


      In this Agreement, unless otherwise specified or the context otherwise requires:-


1.2.1 words importing the singular only and shall include the plural and VICE VERSA;


1.2.2 words importing any gender shall include all other genders;


1.2.3 reference to a clause or Recital is to a clause or recital of this Agreement;


1.2.4 reference to a Schedule or a specific Part thereof is to the schedule to this Agreement or the relevant part thereof;


1.2.5 reference to a paragraph is to a paragraph in a Schedule;


1.2.6 words importing natural persons shall include companies, corporations, unincorporated associations and partnerships and in each case vice versa;


1.2.7 words importing the whole shall be treated as including a reference to any part thereof; and


1.2.8 subject to clause 5.10.9, reference to any statute, regulation, directive, treaty or part thereof shall be construed as reference thereto as amended or re-enacted or as the application thereof is modified by other provisions from time to time (whether before or after the date of this Agreement) and shall be construed as including references to any order, instrument, regulation or other subordinate legislation made pursuant thereto.

1.3   SUBSIDIARY


      In Schedule 5 the expression "THE COMPANY" shall, unless otherwise specified or the context otherwise requires, mean the Company and the Subsidiary severally so that each Warranty is given with respect to each such company individually.

1.4   EXCLUSION OF RULES


      In construing this Agreement:-


1.4.1 the CONTRA PROFERENTEM rule will not apply; and


1.4.2 the EJUSDEM GENERIS rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words indicating a particular class of acts, matters or things or being followed by particular examples.

1.5   HEADINGS


      In this Agreement the Table of Contents and the headings to clauses, Paragraphs and Parts of the Schedule are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

1.6   OTHER REFERENCES


1.6.1 Words and expressions defined in the Taxation Undertaking shall to the extent not inconsistent bear the same meaning in this Agreement.

1.6.2 References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any

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       jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.6.3 A reference to "WRITING" or "WRITTEN" includes faxes and any non-transitory form of visible reproduction or words but excludes electronic mail.

1.6.4 A reference to a "BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which clearing banks are open for commercial business in London and New York.

1.6.5 A reference to a document being "IN THE AGREED FORM" means that it shall be either:-

       (a) in the form agreed by the Vendors' Solicitors and Bluestone's Solicitors and for identification signed, prior to Bluestone's execution hereof, by or on behalf of Bluestone and the Vendors as listed in Schedule 11; or

       (b)  granted, entered into or delivered and accepted at Completion.


1.6.6 A reference to a "SUBSIDIARY" means a subsidiary within the meaning ascribed to such expression by sections 736 and 736A, of the 1985 Act.

1.6.7 A reference to a "SUBSIDIARY UNDERTAKING" means a subsidiary undertaking within the meaning ascribed to such expression by section 258, of the 1985 Act.

1.6.8 A reference to a "PERSON" includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) of two or more of the foregoing;

1.6.9 References to times of the day are to London time and references to a day are to a period of 24 hours running from midnight.

1.6.10 The Schedule and Recitals form part of this Agreement and have the same full force and effect as if expressly set out in their entirety in the operative part of this Agreement.

1.6.11 Words and phrases defined in any part of this Agreement bear the same meanings throughout this Agreement.

1.6.12 Obligations and liabilities assumed by more than one person in this Agreement are assumed jointly and severally unless otherwise specified.

2      SALE AND PURCHASE


2.1    OBLIGATION TO SELL AND PURCHASE


       Each Vendor shall sell with full title guarantee, and Bluestone shall purchase, the number of Sale Shares set opposite the name of such Vendor in column (2) of Schedule 1 free from any Encumbrance and with all rights attached thereto.

2.2    WAIVER OF RIGHTS


       Each of the Vendors hereby waives or agrees to procure the waiver of any pre-emption rights which may exist in relation to the Sale Shares pursuant to the Articles of Association of the Company or otherwise.

2.3    SALE OF ALL SALE SHARES


       On the Completion Date, Bluestone shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously but completion of the purchase of some of the Sale Shares shall not affect the rights of Bluestone with respect to the others.

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2.4    IMPLIED COVENANTS


       The Law of Property (Miscellaneous Provisions) Act 1994 (LPMPA) applies to all dispositions of property made under or pursuant to this Agreement save that the word "reasonably" shall be deleted from the covenant set out in Section 2(1)(b), LPMPA, and the covenant set out in Section 3(1), LPMPA shall not be qualified by the words "other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about".

3      CONSIDERATION


3.1    CONSIDERATION


       The Consideration for the Sale Shares shall be the aggregate of the following:

3.1.1 the aggregate cash sum of L1,829,085 and US$575,921 to the Vendors and the issue to the Warrantors of the Initial Bluestone Stock (the "INITIAL CONSIDERATION");

3.1.2 subject to Delivery Requirements being satisfied in full on or before the Longstop Date (but not otherwise), the further cash sum of L247,877/ and the issue to the Warrantors of the Deferred Bluestone Stock (the "DEFERRED CONSIDERATION"); and

3.1.3 subject always to the provisions of clause 3.4 the issue to the Warrantors (other than Santosh Shrivastava) of the Restricted Bluestone Stock in accordance with clause 3.4.

3.2    BLUESTONE STOCK TO RANK PARI PASSU


       The Bluestone Stock shall be issued credited as fully paid up and shall rank pari passu in all respects with the existing Common Stock at the date of issue.

3.3    ENTITLEMENT TO CONSIDERATION


       The Consideration shall be divided amongst the Vendors in the proportions set opposite their respective names in Column (3), (4),
       (5) and (6) of Schedule 1.

3.4    RESTRICTED BLUESTONE STOCK


3.4.1 On each of the four anniversaries of the Completion Date, and subject always to the provisions of clause 3.4.3, each of the Vendors who shall be entitled, at any time during the Exercise Period, to give notice to Bluestone to have issued to him all, but not some only of, the number of shares of Restricted Bluestone Stock (if any) calculated as follows:

            C X (A - B)
       RS = ----------
               A


       where:


       A = the closing price of Common Stock on the relevant Anniversary (or if such day is not a business day then the next following business day) as reported by NASDAQ.


       B = the closing price of Common Stock on the Completion Date as reported by NASDAQ.


       C = the reference number set against the relevant Warrantor's name in Column 9 of Schedule 1.


       RS = the number of shares of Restricted Bluestone Stock to be issued;
            provided that, if RS is a negative number, then no shares of Restricted Bluestone Stock shall be issued.


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3.4.2  For the purposes of this clause 3.4:


       (i) "EXERCISE PERIOD" in respect of each relevant Anniversary means the period commencing on the relevant Anniversary and terminating on the tenth anniversary of the Completion Date; and

       (ii) the calculation of RS shall be adjusted in such manner as the auditors of Bluestone shall, in their absolute discretion determine, consider necessary or desirable to take account of any changes in the constitution of Bluestone (including, but not limited to, any consolidation or sub-division of the Common Stock or any re-organisation or buy back of Common Stock) without impairing the intent of this clause 3.4.

3.4.3 Each of the Warrantors hereby agrees that if he becomes a Leaver during the Deferred Consideration Period he shall cease to be entitled to and he hereby irrevocably and unconditionally waives any right to receive any Restricted Bluestone Stock which he is not already entitled to give notice to have issued to him. Subject thereto, if a Leaver retains the right to receive Restricted Bluestone Stock he shall be entitled to exercise the option referred to in clause 3.4.1 in respect thereof at any time during the period referred to therein.

4      COMPLETION


4.1    TIME AND PLACE


       Completion shall take place at the offices of Bluestone's Solicitors on the Completion Date.

4.2    VENDORS' OBLIGATIONS


       At Completion the Vendors shall deliver to Bluestone:-


       (a) SHARE TRANSFERS: transfers of the Sale Shares duly executed by the registered holders thereof in favour of Bluestone, or such nominee of Bluestone as Bluestone may nominate, together with the definitive certificates in respect thereof in the names of such registered holders;

       (b) POWERS OF ATTORNEY: a certified copy of any power of attorney under which this Agreement or any document referred to herein or executed in pursuance hereof is executed on behalf of any of the parties thereto and such other evidence as Bluestone may reasonably require of the authority of any person executing on behalf of any of the Vendors;

       (c) WAIVERS AND CONSENTS TO TRANSFER: such waivers, consents or documents which may reasonably be required by Bluestone to vest in Bluestone the full beneficial ownership of the Sale Shares and enable Bluestone to procure them to be registered in the name of Bluestone or its nominees;

       (d) WAIVER OF CLAIMS: a written waiver in the agreed form from the Vendors and the Departing Employees of the Group in respect of any claims which the Vendors or the Departing Employees of the Group may have against the Company and the Subsidiary as at Completion and releasing the Company and the Subsidiary from all and any liabilities which may be owing to the Vendors or the Departing Employees of the Group by the Company or the Subsidiary;

       (e) CONSTITUTIONAL DOCUMENTS: the certificate of incorporation, any certificate of incorporation on change of name, common seal (which failing a certificate in the agreed form from the Warrantors certifying that there is no common seal), statutory registers and minute and other record books (fully written up to the time immediately prior to Completion) and share certificate books of the Company and each of the Subsidiary together with all unused forms of share certificates of the Company and each of the Subsidiary;

       (f) SUBSIDIARY SHARE CERTIFICATES: definitive certificates in respect of all the shares beneficially owned by the Company and any of its nominees in the Subsidiary together with duly executed transfers in blank, or, as Bluestone may require, in favour of Bluestone or its nominee, in respect of all shares in the Subsidiary not registered in the name of the Company;

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       (g) BANK CERTIFICATES ETC: a statement from each bank at which the
           Company and the Subsidiary maintains an account of the amount standing to the credit or debit of all accounts of the Company and the Subsidiary as at close of business on the latest available business day prior to the Completion Date together with the cash book balances of the Company and the Subsidiary at Completion and statements reconciling such cash book balances and relevant cheque books with the balances on each such bank account;

       (h) BANK MANDATES: copies of all bank mandates of the Company and the Subsidiary together with appropriate forms to amend the mandate in respect of each bank account maintained by the Company and each of the Subsidiary;

       (i) CHEQUE BOOKS ETC: the cheque books relating to all bank accounts of the Company and each of the Subsidiary together with confirmation that no cheques have been written by the Company or the Subsidiary since preparation of the statements referred to in clause 4.2(g) above;

       (j) SATISFACTION OF INDEBTEDNESS: evidence in the agreed form that all debts and accounts between any member of the Group or any Associate of any member of the Group (of the one part) and the Vendors and any Associate of any of the Vendors (of the other part) have been fully paid and settled;

       (k) DEEDS AND PROPERTY TITLE DOCUMENTS: all deeds and documents of title to or otherwise relating to the Property;

       (l) TITLE TO REGISTERED INTELLECTUAL PROPERTY: original certificates evidencing title of the Company and the Subsidiary to the Registered Intellectual Property (if any);

       (m) STATEMENTS OF RENT AND SERVICE CHARGE: the latest statements of and receipts for rent and service charge paid in respect of the Property each to be given in an unqualified form;

       (n) RESIGNATION OF OFFICERS: a written resignation (executed as a deed) in the agreed form of all of the directors and the secretary of the Company and of the Subsidiary in each case taking effect from Completion and confirming that he/she has no claim against the relevant company for remuneration, fees or expenses or compensation including, without prejudice to the generality of the foregoing, any payment under the ERA or damages for loss of office or otherwise, save in respect of the terms of the new employment contracts;

       (o) RESIGNATION OF AUDITORS: a written resignation (in duplicate) in the agreed form to take effect from Completion from the auditors of the Subsidiary which shall contain the statement required to be made pursuant to section 394(1) of the 1985 Act and confirming that:-

           (i) they shall deposit such statement in accordance with section 394 (2) of the 1985 Act; and


          (ii) as at Completion no sums are due to such auditors by the Company or the Subsidiary in respect of outstanding invoices or in respect of work carried out but not invoiced;


       (p) THE TAXATION UNDERTAKING: the Taxation Undertaking duly executed by the Vendors;

       (q) NEW EMPLOYMENT CONTRACTS: the Service Contracts duly executed by each of the parties thereto;

       (r) DEED OF TERMINATION OF SHAREHOLDERS AGREEMENT: the deed of termination in the agreed form duly executed by each of the Vendors.

4.3    MEETING


       At Completion the Vendors shall procure the transaction of the following business to Bluestone's satisfaction at a duly convened and quorate meeting of the board of directors of the Company and, where appropriate, the Subsidiary:

4.3.1 approval for registration (subject only to their being re-presented duly stamped) of the transfers of the Sale Shares and the entry in the register of members of the Company of Bluestone;

4.3.2 appointment of such directors, secretary and auditors as Bluestone may nominate;

4.3.3 revocation of all existing bank mandates and instructions for the operation of bank accounts and the issue of new bank mandates and instructions giving authority to persons nominated by Bluestone;

4.3.4 change of the registered office of the Company and of the Subsidiary to such address as Bluestone may nominate;

4.3.5 change of the accounting reference date of the Company and of each of the Subsidiary to such date as Bluestone may nominate;

       and shall deliver to Bluestone duly signed Minutes of all such meetings together with duly completed forms 288b, 287 and 225 in the prescribed form for filing with the Registrar of Companies.

4.4    BLUESTONE'S OBLIGATIONS


4.4.1 At Completion, and subject to the compliance by the Vendors with the obligations incumbent on them under clauses 4.2 and 4.3, Bluestone shall procure that there shall be delivered to the Vendors' Solicitors (who are hereby irrevocably authorised to receive the same and whose receipt therefor shall be a sufficient discharge to Bluestone who shall not be concerned with the distribution thereof to and among the Vendors or be answerable for the loss or misapplication of such sum) the sum of L1,829,085 by electronic transfer for same day value to the following bank account:

          Name of account: Toller, Hales & Collcutt client account

          Name and address of bank: Lloyds TSB, 2 Market Square, Kettering, Northants

          Account number: 00134407

          Sort Code: 30-94-68.


4.4.2 Following Completion, Bluestone undertakes with the Vendors not to give instructions to the Company's bankers to stop any of the payments made by cheque listed in the bank reconciliation statement referred to in clause 4.2 (g) provided that nothing in this clause 4.4.2 shall oblige Bluestone to ensure that the Company has sufficient funds at Completion to enable such bank to honour such cheques.

5      WARRANTIES AND FUNDAMENTAL REPRESENTATIONS


5.1    EXTENT OF THE WARRANTIES AND FUNDAMENTAL REPRESENTATIONS


       In consideration of Bluestone agreeing to purchase the Sale Shares on the terms of this Agreement:-

5.1.1 the Warrantors jointly and severally warrant, represent and undertake to Bluestone and separately to Europe that each of the Fundamental Representations (other than the Title Warranties) and the Warranties is, when read in conjunction with the information disclosed in accordance with clause 5.2 in the Disclosure Letter, and each of the Title Warranties is true and accurate in all respects and not misleading; and

       each of the Non-participating Warrantors separately warrants, represents and undertakes to Bluestone and separately to Europe that:

         (a) each of the Title Warranties is true and accurate in all respects and not misleading; and


         (b) having made a full and diligent review of each of the statements set out in Parts 2, 4, and 5 of Schedule 5 (the "NON-TITLE STATEMENTS") he/she is not actually aware of any fact, matter or information which may constitute an exception to the Non-Title Statements which is not set out in full in the Disclosure Letter and has not wilfully withheld any such fact, matter or information from Europe or Bluestone.


5.2    DISCLOSURES


       Each disclosure in the Disclosure Letter shall:-


5.2.1 be made with specific reference to and shall provide full, fair and precise details of the nature and extent of the particular exception to the Fundamental Representations (other than the Title Warranties) or the Warranties the subject thereof;

5.2.2 (if it refers to any separate documents) identify precisely the nature of such document and the terms of or provisions in such document which are relied upon and a copy of the relevant document shall be attached to the Disclosure Letter; and

5.2.3 constitute a warranty that the matters set forth or referred to therein are true and accurate in all material respects and give a true and fair view of the nature and extent of the exceptions to the Fundamental Representations (other than the Title Warranties) or Warranties.

5.3    WARRANTORS' KNOWLEDGE


       Where any of the Fundamental Representations or Warranties are qualified by the expression "TO THE BEST OF THE KNOWLEDGE, INFORMATION AND BELIEF OF THE WARRANTORS" or "SO FAR AS THE WARRANTORS ARE AWARE" or any similar expressions or otherwise qualified by the knowledge of the Warrantors or any of them, each of the Warrantors shall be deemed to have, in addition to his own, the knowledge, information and belief of each of the other Warrantors and the Non-participating Warrantors but the knowledge of a Warrantor shall be qualified in the manner stated only to the extent that all of the Warrantors can establish on the balance of probabilities that they made all reasonable enquiries to establish the truth and accuracy of the relevant Fundamental Representations or Warranties.

5.4    INFORMATION SUPPLIED BY THE COMPANY AND SUBSIDIARY


       Any information supplied by or on behalf of the Company or on behalf of the Subsidiary (or by any officer, employee or agent of any of them) to the Vendors or their advisers in connection with the Warranties, the Fundamental Representations or the Taxation Undertaking or the information disclosed in the Disclosure Letter shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Vendors and the Vendors hereby undertake to Bluestone and to Europe to waive any and all claims which they might otherwise have against the Company or the Subsidiary or against any officer, employee or agent of any of them in respect of such claims but so that this shall not preclude any Vendor from claiming against any other Vendor under any right of contribution or indemnity to which he may be entitled.

5.5    NO COUNTERCLAIM OR SET-OFF


       Each of the Vendors hereby irrevocably and unconditionally undertakes not to exercise any right of counterclaim or set-off or any other claim or right of recovery against the Company or the Subsidiary or any of their respective officers, employees, agents or advisers in relation to any claim which may be made in respect of this Agreement, the Fundamental Representations, the Warranties, the Knowledge Warranty or the Taxation Undertaking. Nothing in this clause 5.5 shall prevent any Vendor from claiming against any other Vendor for a contribution in respect of any liability under a Claim as a result of the Vendors' joint and several liability under clause 5.1.

5.6    SEPARATE AND INDEPENDENT WARRANTIES AND FUNDAMENTAL REPRESENTATIONS


       Each of the Fundamental Representations and the Warranties shall be separate and independent and save as expressly otherwise provided in this Agreement shall not be limited by reference to any other such Warranty or Fundamental Representation or by anything in this Agreement or the Taxation Undertaking.

5.7    RELIANCE


       The Vendors acknowledge that Bluestone has entered into this Agreement upon the basis of and in reliance upon the Warranties, the Fundamental Representations, the Taxation Undertaking and the Disclosure Letter (and the documents referred to therein) but on no other information provided by the Vendors.

5.8    BUSINESS OUTSIDE THE UK


       Each of the Vendors agrees that the Fundamental Representations and the Warranties shall (MUTATIS MUTANDIS) apply to any business of the Company carried on outside the United Kingdom and for the purpose of construction the references to any statutory provision enacted, or accounting principles applying, in the United Kingdom shall include references to any corresponding provision in the local legislation and (where relevant) to generally accepted accounting principles, and the references to any governmental or administrative authority or agency shall include references to the equivalent local governmental or administrative authority or agency.

5.9    RECOVERY


5.9.1 Without restricting the rights of Bluestone or Europe or the ability of Bluestone or Europe to claim damages on any basis available to it, if after Completion it shall be agreed or determined that any of the Fundamental Representations or the Warranties was, when read in conjunction with the information disclosed in the Disclosure Letter, not true and accurate or was misleading on the date when given or when repeated when read in conjunction with the information disclosed in the Disclosure Letter, then the Warrantors shall, in such event, pay to Bluestone and/or Europe on demand (at Bluestone's and Europe's option):

       (a) the cash amount sufficient to compensate Bluestone and Europe against all loss suffered by it in consequence of the Fundamental Representations or the Warranties not being true and accurate or being misleading taking into account, in particular, the resulting diminution as at Completion in the value of the Sale Shares; or

      (b) by way of indemnity the cash amount necessary to put the Company and/or Bluestone and/or Europe, as the case may be, into the position which would have existed if the Fundamental Representations or the Warranties, when read in conjunction with the information disclosed in accordance with clause 5.2 in the Disclosure Letter had been true and accurate and not misleading or had the matter or thing which occurred not occurred;

           provided that any amount so payable shall be increased so as to ensure that the net amount received by Bluestone and Europe shall after Taxation be equal to that which would have been received had the payment and any increased payment not been subject to Taxation.

5.9.2 Without restricting the rights of Bluestone and/or Europe or the ability of Bluestone and/or Europe to claim damages on any basis available to it, if after Completion it shall be agreed or determined that any of the Title Warranties or the Knowledge Warranty given by one of the Non-Participating Warrantors was not true and accurate or was misleading on the date when given or when repeated, then that Non-Participating Warrantor shall, in such event, pay to Bluestone and Europe on demand (at Bluestone's and Europe's option):

       (a) the cash amount sufficient to compensate Bluestone and Europe against all loss suffered by it in consequence of the Title Warranties or the Knowledge Warranty not being true and accurate or being misleading taking into account, in particular, the resulting diminution as at Completion in the value of the Sale Shares; or

       (b) by way of indemnity the cash amount necessary to put the Company and/or the Subsidiary and/or Bluestone and/or Europe, as the case may be, into the position which would have existed if the Title Warranties or the Knowledge Warranty had been true and accurate and not misleading or had the matter or thing which occurred not occurred;

           provided that any amount so payable shall be increased so as to ensure that the net amount received by Bluestone and Europe shall after Taxation be equal to that which would have been received had the payment and any increased payment not been subject to Taxation.

5.10     LIMITATIONS ON VENDORS' LIABILITY


5.10.1 No liability shall attach to the Vendors in respect of claims under the Fundamental Representations, Warranties, the Knowledge Warranty or the Taxation Undertaking unless the aggregate amount of the liability of the Vendors in respect of all such claims shall exceed L52,880, in which event the Vendors shall be liable for the whole of such liability and not merely the excess; Provided that such limitation shall not apply to:

         (a) any claim under the Fundamental Representations, the Warranties, the Knowledge Warranty or the Taxation Undertaking which arises as a result of the fraud or wilful neglect or wilful default of any of the Vendors; or

         (b) any claim under the Fundamental Representations, the Warranties, the Knowledge Warranty or the Taxation Undertaking which arises out of a matter of which any of the Vendors were actually aware at the date hereof and which was not disclosed in the Disclosure Letter.

5.10.2 The aggregate liability of the Vendors in respect of all claims under the Warranties shall not exceed 50 per cent of the Financial Cap.

5.10.3 The aggregate liability of the Vendors in respect of all claims under the Fundamental Representations or the Taxation Undertaking shall not exceed the Financial Cap.

5.10.4 Without prejudice to the joint and several liability of each of the Warrantors hereunder the individual liability of each of the Vendors in respect of all Determined Claims shall not exceed the aggregate of the Deemed Value (as defined below) of the Bluestone Stock issued to him (if any) and the cash Consideration payable to him pursuant to this Agreement.

5.10.5 Claims against the Vendors under the Warranties shall be wholly barred and unenforceable unless written particulars thereof (giving all reasonably available details of the specific matter or claim in respect of which such claim is made) shall have been given to each of the Vendors within a period of one year from the Completion Date; Provided that such time limits shall not apply where the claim in question arises as a result of the fraud or wilful neglect or wilful default of the Vendors, the Company or the Subsidiary or any of them.

5.10.6 Claims against the Vendors under the Knowledge Warranty, the Taxation Undertaking or the statements set out in Parts 3 and 4 of
         Schedule 5 shall be wholly barred and unenforceable unless written particulars thereof (giving all reasonably available details of the specific matter or claim in respect of which such claim is made) shall have been given to each of the Vendors within a period of four years from the Completion Date; Provided that such time limits shall not apply where the claim in question arises as a result of the fraud or wilful neglect or wilful default of the Vendors, the Company or the Subsidiary or any of them.

5.10.7 Claims against the Vendors in respect of the Title Warranties shall be wholly barred and unenforceable unless written particulars thereof (giving all reasonably available details of the specific matter or claim in respect of which such claim is made) shall have been given to each of the Vendors within a period of six years from the Completion Date; Provided that such time limits shall not apply where the claim in question arises as a result of the fraud or wilful neglect or wilful default of the Vendors, the Company or the Subsidiary or any of them.

5.10.8 In the event that the Vendors pay to Bluestone and/or Europe any amount in respect of a breach of any of the Warranties, the Knowledge Warranty or the Fundamental Representations and Bluestone and/or Europe specifically recovers from a third party a sum in respect of such breach, Bluestone and/or Europe shall as soon as is reasonably practicable inform the Vendors in writing of such recovery and shall repay to such Vendors in proportion to the amount each Vendor paid to Bluestone and/or Europe in respect of such breach the net amount so recovered (less the actual cost of recovery) provided nevertheless that the amount so repaid shall not exceed the amount previously paid to Bluestone and/or Europe by the Vendors in respect of such breach.

5.10.9 Any Claim shall (if it has not previously been settled or withdrawn) be deemed to have been withdrawn on the date which is twelve months after it has been notified unless prior to that date a notice of reference to arbitration or notice of the issue of court proceedings shall have been served upon the Vendors.

5.10.10 The Vendors shall not be liable to Bluestone and/or Europe under the Warranties, the Knowledge Warranty, the Fundamental Representations or under the Taxation Undertaking to the extent that the Claim arises or is increased as the result of the passing of any legislation (or the making of any subordinate legislation) with retrospective effect which is announced after the Completion Date.

5.10.11 If any claim is made against the Group or Bluestone and/or Europe by a third party in respect of which the Vendors shall be liable to Bluestone and/or Europe for a breach of any of the Warranties, the Knowledge Warranty or the Fundamental Representations Bluestone and/or Europe shall:-

         (a) not knowingly make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without the prior consent of the Vendors (such consent not to be unreasonably withheld or delayed); and

         (b) give the Vendors and their professional advisers reasonable confidential access to any documents and records of the Group to enable the Vendors and their professional advisors to examine such documents and records and to take copies thereof at their own expense; and

         (c) take such action as the Vendors shall reasonably require to avoid dispute, resist appeal, compromise or defend the matter which gives rise to any claim provided that the Vendor shall have secured Bluestone and/or Europe to its reasonable satisfaction and fully indemnified it as to all liabilities, costs, damages and expenses which it may reasonably incur by reason of such action.

         If the Vendors shall not request Bluestone and/or Europe to take any such action, or shall fail to indemnify and secure the liabilities, costs, damages and expenses as aforesaid within 14 days after written notice shall have been given to the Vendors then Bluestone and/or Europe shall be free to pay or settle the claim on such terms as it shall, in its absolute discretion, think fit.

5.10.12 In the event that Bluestone and/or Europe is entitled to claim under more than one of the Warranties, the Knowledge Warranty, Fundamental Representations or under the Taxation Undertaking in respect of the same subject matter, Bluestone and/or Europe may choose to claim under more than one of the Warranties, the Knowledge Warranty, Fundamental Representations or under the Taxation Undertaking but shall not be entitled to recover more than once in respect of the same loss.

5.10.13 Bluestone shall not, following Completion, be entitled to treat the Vendors as having repudiated this Agreement or be entitled to rescind this Agreement.

5.11     SATISFACTION OF CLAIMS


5.11.1 Bluestone and Europe shall be entitled, without prejudice to any other rights or remedies available to them, to satisfy the amount of any outstanding Determined Claims by the disposal of or cancellation of any or all of the Escrow Stock and/or by set off against the Escrow Cash and (to the extent not satisfied therefrom) to set-off against the amount of the Deferred Consideration any amounts due to it from the Vendors, or any of them, the amount of any outstanding Determined Claims.

5.11.2 Bluestone and Europe shall, subject to clauses 5.11.3 and 5.11.4 be entitled without prejudice to any other rights or remedies available to it (including the right of set-off set out in clause 5.11.1) to withhold payment of the Escrow Cash and Deferred Consideration to the extent of any claims which are outstanding in respect of any breach of the Fundamental Representations, the Warranties, the Knowledge Warranty or the Taxation Undertaking provided that the opinion of Counsel has been obtained indicating that on the basis of the information known to Bluestone and/or Europe made available to such Counsel,

         Bluestone and/or Europe would have a reasonable prospect of making a valid claim under the Fundamental Representations, the Warranties, the Knowledge Warranty or the Taxation Undertaking until such claims become Determined Claims or the Vendors cease to have liability in respect of such claims pursuant to the terms of this Agreement or the Taxation Undertaking.

5.11.3 In the event Bluestone intends to withhold payment of the Escrow Cash and/or Deferred Consideration, it shall forthwith notify the Vendors accordingly in writing, providing all reasonable details of its reasons for such withholding and, in such event:

         (a) the Vendors shall be entitled to refer the matter in question to a member of Counsel agreed between the Vendors and Bluestone (failing such agreement as appointed by the President of the Bar Association from time to time) requesting such Counsel to provide within 40 Business Days his opinion as to whether Bluestone and/or Europe has a reasonable prospect of making a valid claim under the Fundamental Representations, the Warranties, the Knowledge Warranty or the Taxation Undertaking;

         (b) Counsel shall be entitled to consult with the Vendors' Solicitors and Bluestone's Solicitors and/or any other party which he deems appropriate for the purposes of giving his opinion;

         (c) in giving his opinion, Counsel shall act as expert and not arbitrator and any costs or expenses incurred in connection with the obtaining of Counsel's opinion shall be borne by:

             (i) in the event the matter of the opinion becomes a Determined Claim, the Vendors; or


             (ii) otherwise, by Bluestone or as Counsel may otherwise direct;
                  and


         (d) each of the Vendors and Bluestone hereby agree and undertake to provide or procure as provided, access to all books, records, accounts, information and personnel as Counsel may deem necessary for the purposes of giving his opinion.

5.11.4 Any monies which Bluestone and/or Europe intends to withhold in accordance with clause 5.11.2 shall be deposited in an interest bearing deposit account held in the joint names of Bluestone's Solicitors and the Vendors' Solicitors; such amount to be released:

         (a) to the extent the matter the subject of Counsel's opinion does not become a Determined Claim within 2 years of the date hereof, to the Vendors; and

         (b) to the extent the matter the subject of Counsel's opinion becomes a Determined Claim within 2 years of the date hereof, to Bluestone in which event the Vendors hereby waive any entitlement they may have to receive the relevant part of the Deferred Consideration.


         Interest on any amounts held in such joint account shall follow, and be released, with the principal monies to which such interest relates.

5.12     ESCROW STOCK


         The Vendors agree that Bluestone shall be entitled to retain the certificates of the Escrow Stock and shall, in its absolute discretion, and without prejudice to any other rights or remedies available to it, be authorised and entitled to dispose of or cancel such stock in or towards satisfaction of any Determined Claim. For the purposes of calculating the number of shares of Escrow Stock to be disposed or cancelled the Escrow Stock shall have a fixed deemed value of L16.98 per share of Escrow Stock (the "DEEMED VALUE") and the Vendors shall neither be obliged to make up any shortfall nor have any right to receive any excess in the actual proceeds of the disposal of the Escrow Stock received by Bluestone. To the extent that no Claim shall have been made on or before the first anniversary of Completion, Bluestone undertakes to deliver to the Vendors certificates for 50 per cent of such Escrow Stock on such date. In the event that no Claims have been made on or before the second anniversary of Completion, Bluestone undertakes to deliver to the Vendors certificates for the balance of the Escrow Stock on such date. In the event that any Claims are made prior to such period the Escrow Stock, to the extent not already released and only to the extent of such Claim, shall be retained pending resolution of such Claims and the provision of clauses 5.11.2, 5.11.3 and 5.11.4 shall apply to such amounts retained.

5.13     ESCROW CASH


         The Vendors agree that Bluestone shall be entitled to retain the Escrow Cash and shall, in its absolute discretion, and without prejudice to any other rights or remedies available to it, be entitled to set off against the Escrow Cash (to the extent possible) the amount of any Determined Claim. To the extent that no Claim has been made on or before the first anniversary of Completion, Bluestone undertakes to remit to the Vendors' Solicitors by electronic transfer within 3 business days thereof to the account details set out in this Agreement (whose receipt shall be a sufficient discharge to Bluestone which shall not be concerned with the distribution thereof to and among the Vendors or be answerable for the loss or misapplication of such sum) 50% of the Escrow Cash. In the event that no Claim has been made on or before the second anniversary of Completion, Bluestone undertakes to remit to the Vendors' Solicitors by electronic transfer within 3 business days thereof to the account details set out in this Agreement (whose receipt shall be a sufficient discharge to Bluestone which shall not be concerned with the distribution thereof to and among the Vendors or be answerable for the loss or misapplication of such sum) the balance of the Escrow Cash. In the event that any Claims are made prior to such period the Escrow Cash, to the extent not already released and only to the extent of such Claim, shall be retained pending resolution of such Claims and the provision of clauses 5.11.2, 5.11.3 and 5.11.4 shall apply to such amounts retained. Any payments made by Bluestone to the Vendors pursuant to this clause
         5.13 shall be paid together with a further sum calculated as the amount (less any withholding taxes or other lawfully required deductions) which could have been earned on such payment if it had been held on deposit for the period commencing on the Completion Date and terminating on the date of payment (both dates exclusive) on an account attracting interest at a rate equivalent to the rate achieved by Bluestone for deposits of a comparable amount.

5.14     SETTLEMENT OF DETERMINED CLAIMS


         In the event of, and to the extent that, Determined Claims have not being satisfied pursuant to clauses 5.12 and 5.13 the Vendors shall at their discretion settle any Determined Claims by either the surrender or transfer of the number of shares of Bluestone Stock calculated by reference to the Deemed Value or by a payment in cash; but if any Determined Claim shall remain outstanding for a period in excess of 30 days and the relevant Vendor holds Bluestone Stock, then Bluestone shall be entitled, but not obliged, upon written notice to the relevant Vendor, to cancel such number of shares of Bluestone Stock as, when valued at the Deemed Value, equal the value of the Determined Claim outstanding.

6        REGULATION 'S' RESTRICTIONS ON THE BLUESTONE STOCK


6.1 Each of the Vendors acknowledges that the Bluestone Stock has not been registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. persons unless the Bluestone Stock is registered under the Securities Act or an exemption from the registration requirements is available. Furthermore, hedging transactions involving the Bluestone Stock may not be conducted unless in compliance with the Securities Act. Bluestone must refuse to register any attempted transfer of the Bluestone Stock not made in accordance with the provisions of Regulation S or not made pursuant to registration under the Securities Act or an available exemption therefrom.

6.2 Each of the Vendors represents to Bluestone that he is not a U.S. person pursuant to Rule 902(k) of Regulation S under the Securities Act. For this purpose, a U.S. person means:

6.2.1    any natural person resident in the U.S.;


6.2.2    any partnership or corporation organised or incorporated under U.S.
         law;


6.2.3    any estate of which any executor or administrator is a U.S. person;


6.2.4    any trust of which any trustee is a U.S. person;

6.2.5 any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

6.2.6 any discretionary account or similar (other than an estate or trust) held by a dealer or other fiduciary organised, incorporated, or (if an individual) resident in the U.S.; and

6.2.7    any partnership or corporation if:


          (a) organised or incorporated under the laws of any foreign jurisdiction; and


          (b) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organised or incorporated, and owned, by accredited investors (as defined in regulation D under the Securities Act) who are not natural persons, estates or trusts.

6.3 Each of the Vendors represents and warrants to Bluestone that (i) any offer and sales of the Bluestone Stock will be made in accordance with Regulation S, pursuant to registration of the securities under the Securities Act, or pursuant to another available exemption from the registration requirements of the Securities Act, and (ii) it will not engage in hedging transactions with regard to the Bluestone Stock prior to the expiration of one year from the Completion Date.

7        RESTRICTION AS TO DISPOSAL OF BLUESTONE STOCK


         Each of the Vendors irrevocably undertakes with Bluestone that he will not for the Relevant Period transfer, charge or otherwise sell, transfer or otherwise dispose of any legal or beneficial interest in any Relevant Bluestone Stock (as hereinafter defined) unless he receives the prior written consent of Bluestone; Provided that the foregoing restrictions shall not apply to:-

7.1 any disposal made in acceptance of a general offer for the whole of the Common Stock that has been recommended by the board of directors of Bluestone or has become unconditional in all respects; or

7.2 a sale by any Vendor at any time after the first anniversary of the date of issue of any of the Bluestone Stock to raise monies to satisfy any claim under the Fundamental Representations, the Warranties or the Taxation Undertaking;

         For the purpose of clause 7.1 "RELEVANT BLUESTONE STOCK" means:


7.2.1.1 in respect of the Initial Bluestone Stock (i) for the purposes of the 12 months immediately following the Completion Date the number of Initial Bluestone Stock set out against his name in Column (4) of
         Schedule 1; and (ii) for the purpose of the 12 months immediately following the first anniversary of the Completion Date, 50 per cent of the number of Initial Bluestone Stock set against his name in Column (4) Schedule 1; and

7.2.1.2 in respect of the Deferred Bluestone Stock (i) for the purposes of the 12 months immediately following the date of issuance thereof, the number of Deferred Bluestone Stock set out against his name in Column (6) of Schedule 1; and (ii) for the purposes of the 7 months immediately following the first anniversary of the date of issuance thereof, 50 per cent of the number of Deferred Bluestone Stock set against his name in Column (6) of Schedule 1;

7.2.1.3 in respect of the Restricted Bluestone Stock, for the purposes of the 12 months immediately following the date of issuance thereof, the entirety of the Restricted Bluestone Stock;

         and in each case together with any additional shares of Common Stock allotted or issued to the Vendor by virtue of the holding of those shares of Common Stock or any of them other than Common Stock issued to them pursuant to a subsequent issue by way of rights or like issue (but not bonus issue) where such stock is paid for by the application of subscription monies; and

         "RELEVANT PERIOD" means:


         (a) in respect of Initial Bluestone Stock, the period commencing on the Completion Date and ending 24 months from the Completion Date;


         (b) in respect of each share of the Deferred Bluestone Stock, the period commencing on the date of issuance of such stock and ending 19 months from such date; and

         (c) in respect of each share of the Restricted Bluestone Stock, the period commencing on the date of issuance of such stock and ending 12 months from such date.

8        PROTECTION OF GOODWILL


8.1      UNDERTAKINGS


         As further consideration for Bluestone agreeing to purchase the Sale Shares and with the intent of securing to Bluestone the full benefit and value of the goodwill and connections of the Company and the Subsidiary and as an essential part of the agreement for the purchase and sale of the Sale Shares, each of the Warrantors severally undertakes to Bluestone that he will not except as directors or employees of the Company or of the Subsidiary or except with the prior written consent of Bluestone:

8.1.1    during the Restricted Period:


         (a) so as to compete with the Business solicit business from or canvass any customer or prospective customer in respect of Protected Business;

         (b) so as to compete with the Business accept orders from, act for or have any business dealings with, any customer or prospective customer in respect of Protected Business;

         (c) so as to compete with the Business, be employed or engaged or at all interested in a person which is involved in any Protected Business if that business is or is about to be in competition with the Business. Nothing contained in this clause 8.1.1 shall preclude any Warrantor from holding any shares or loan capital (not exceeding 3% of the shares or loan capital of the class concerned then in issue) in any company competing with the Business whose shares are listed or dealt in on a recognised investment exchange as defined in the Financial Services Act
             1986);

         (d) solicit or induce or endeavour to solicit or induce a Critical Employee to cease working for or providing services to the Company and/or the Subsidiary, whether or not any such person would thereby commit a breach of contract;

         (e) employ or otherwise engage any Critical Employee in any Protected Business;

         (f) solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and/or the Subsidiary and shall not interfere in any way with any relationship between a Supplier and the Company and/or the Subsidiary; and

8.1.2    following the Completion Date:-

         (a) directly or indirectly, divulge or make use of any Confidential Information or Know How relating or belonging to the Company and/or any of the Subsidiary, unless ordered to do so by a court of competent jurisdiction; and

         (b) represent himself as being in any way connected with the Company and/or the Subsidiary nor in any way make use of any corporate, business or product name which is identical or similar to or likely to be confused with the corporate name or any business or product name used by the Company and/or the Subsidiary at Completion or which might suggest a connection with the Company and/or the Subsidiary.

8.2      INDEPENDENCE OF UNDERTAKINGS


         Each undertaking contained in clause 8.1 shall be read and construed independently of the other undertakings in clause 8.1 as an entirely separable and severable undertaking.

8.3      SEVERABILITY OF UNDERTAKINGS


8.3.1 It is agreed that, whilst the restrictions set out in clause 8.1 are considered by the parties to be fair and reasonable, having regard in particular to first, the necessity to protect the goodwill, secrets and customer connections of the Business and secondly, to the amount of the consideration payable by Bluestone pursuant to this Agreement, if it should be found by any competent court that any of such restrictions is void or unenforceable for any reason and if by altering or deleting part of the wording or substituting shorter periods of time or more restricted ranges of activities it would not be void or unenforceable then there shall be made such alteration or deletion or be substituted such no less extensive periods and/or limit and/or activities as shall render the relevant restriction valid and enforceable.

8.3.2 The Warrantors hereby jointly and severally agree at the request and at the cost of Bluestone to enter into any further deeds and/or documents as may be necessary to give effect to the said restrictions (or any of them) with such modifications as Bluestone may deem reasonably necessary so to make them valid and effective.

9        ANNOUNCEMENTS


9.1      RESTRICTIONS ON ANNOUNCEMENTS


         Subject to clause 9.2, no party to this Agreement shall issue any press release or other public document containing, or make any public statement or otherwise disclose to any person who is not a party, information which relates to or is connected with or arises out of this Agreement or the matters contained in it, without the prior written approval of the other parties hereto as to its content and the manner, timing and extent of its publication. The parties shall consult together upon the form of any such press release, document or statement and the other party shall promptly provide such information and comment as the party issuing such press release, document or statement may from time to time reasonably request.

9.2      EXCEPTIONS TO RESTRICTIONS


         The provisions of clause 9.1 shall not apply to disclosure of matters required to be made:

9.2.1    by virtue of the regulations of NASDAQ;


9.2.2 by any court or governmental or administrative authority competent to require the same; or


9.2.3    by any applicable law or regulation.


9.3      TIME LIMIT


         The restrictions contained in this clause 9 shall apply after Completion without limit in time.

10       ASSIGNMENT


10.1     PERMITTED ASSIGNMENT


         Bluestone and Europe shall be entitled, without the consent of or notice to any other party hereto, to assign or transfer in whole or in part the benefit of this Agreement and the Taxation Undertaking or any right of Bluestone or Europe under this Agreement and the Taxation Undertaking to:

10.1.1  any transferee of the share capital of the Company or the Subsidiary;

10.1.2   any transferee of the business of the Company or the Subsidiary;


10.1.3 any company or corporate entity with which Bluestone and/or Europe shall merge;

         and such transferee shall be entitled to enforce the same against the Vendors or any of them as if it were named in this Agreement and the Taxation Undertaking as Bluestone and/or Europe.

10.2     BAR


         Save as provided in clause 10.1, neither party shall be entitled without the prior written consent of the others to assign or transfer either the benefit or burden of this Agreement or any right and/or obligation under this Agreement.

11       FURTHER ASSURANCE


         Each of the Vendors jointly and severally undertake to Bluestone that he shall at the cost of the Vendors do, execute and perform all such further deeds, documents, assurances, acts and things as Bluestone may reasonably require to carry the provisions of this Agreement into full force and effect and for vesting in Bluestone the Sale Shares and the full benefit of this Agreement.

12       NO PARTNERSHIP OR AGENCY


         Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the parties or any of them, or to authorise any party to act as agent for any other, and no party shall have authority to act in the name or on behalf of or otherwise to bind any other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

13       SEVERANCE


13.1 If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

13.1.1 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

13.1.2 the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

13.2 If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction but would be legal, valid and enforceable if some part of the provision were deleted or modified, the provision in question shall apply in that jurisdiction with such modification(s) as may be necessary to make it valid.

13.3 The parties agree, in the circumstances referred to in clause 13.1 and if clause 13.2 does not apply, to attempt to substitute for any such illegal, invalid or unenforceable provision a legal, valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the illegal, invalid or unenforceable provision. The obligations of the parties under any invalid or unenforceable provision of this Agreement shall be suspended while an attempt at such substitution is made.

14       AMENDMENTS


         No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless contained in a written instrument signed by or on behalf of each of the parties. Such instrument may consist of several instruments in the like form each executed by or on behalf of one or more of the parties. References herein to documents "IN THE AGREED FORM" shall, where appropriate, be construed as references to such documents as so amended.

15       SURVIVAL OF OBLIGATIONS


15.1 Notwithstanding Completion each and every right and obligation of Bluestone, Europe and the Vendors under this Agreement shall, except in so far as fully performed at Completion, continue in full force and effect.

15.2 Any provision of this Agreement which is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

16       TIME LIMITS


         Where any obligation under this Agreement is expressed to require performance within a specified time limit that obligation shall continue to be binding and enforceable after the expiry of that time limit if the party so obliged fails to perform that obligation within that time limit (but without prejudice to all rights and remedies available against such party by reason of such party's failure to perform that obligation within the time limit).

17       CONSENTS


         Any consent given by a party under any provision of this Agreement shall be effective only in the instance and for the purpose for which it is given and the giving of any such consent in respect of any act or thing shall not operate as a waiver of any requirement on the party to whom the consent is given not to do that or any other act or thing at any time in the future without such consent.

18       POWER OF ATTORNEY


18.1 Each of the Vendors by their execution of this Agreement appoints Bluestone to be his Attorney from and after Completion granting to Bluestone full power on his behalf to exercise all voting and other related rights attaching to the Sale Shares sold by that Vendor including in particular, but without prejudice to the foregoing generality, power:

18.1.1 to execute a form of proxy in favour of such person or persons as Bluestone may think fit to attend and vote as that Vendor's proxy at any general meeting of the members, or separate class meeting of any class of members, of the Company in respect of such Sale Shares in such manner as Bluestone may decide;

18.1.2 to consent to the convening and holding of any such meeting and the passing of the resolutions to be submitted at any such meeting on short notice;

18.1.3   to settle the terms of such resolutions; and


18.1.4 generally to procure that Bluestone or its nominees are duly registered as the holders of all the Sale Shares.

18.2 Each Vendor hereby ratifies and confirms and hereby undertakes to ratify and confirm all and whatsoever Bluestone shall lawfully do or cause to be done in pursuance of the power of attorney granted by clause 18.1.

18.3 Each Vendor hereby declares that the power of attorney granted by clause 18.1 shall be irrevocable until the later of the date of registration of the transfer of the Sale Shares sold by the relevant Vendor in the books of the Company and the expiry of the period of three months from the Completion Date.

19       WAIVERS AND REMEDIES


19.1 The rights of Bluestone and Europe in respect of a breach of any provision of this Agreement shall not be affected by Completion nor by the giving of any time or other indulgence by Bluestone and Europe to any person nor by any other cause whatsoever except a specific waiver or release by Bluestone and Europe in writing and any such waiver or release shall not prejudice or affect any remaining rights of Bluestone and Europe.

The rights of each party under this Agreement:


19.1.1   may be exercised as often as necessary;


19.1.2   are cumulative and not exclusive of rights under the general law; and


19.1.3   may be waived only in writing and specifically.


         Any delay in exercising or failure to exercise any right shall not be a waiver of such right.

20       SUCCESSORS


20.1 This Agreement shall be binding on the Vendors and their respective executors, personal representatives and successors whomsoever and, unless the context otherwise requires, references to the Vendors shall include references to such executors, personal representatives and successors.

20.2 This Agreement shall be binding on, and shall enure for the benefit, of any person to whom any right and/or obligation is validly assigned or transferred pursuant to clause 10.

21       COSTS AND STAMP DUTY


21.1     PAYMENT OF COSTS, LOSSES AND EXPENSES


         Save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and the other agreements forming part of the transaction.

21.2     COMPANY AND SUBSIDIARY TO PAY NO COSTS


         For the avoidance of doubt, neither the Company nor the Subsidiary shall pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Group or the negotiation, preparation, execution and carrying into effect of this Agreement.

21.3     STAMP DUTY


         Bluestone shall be responsible for payment of all stamp duty in respect of this Agreement and the carrying into effect thereof.

22       CONFIDENTIALITY


22.1     PROHIBITION ON DISCLOSURE


         Each of the Vendors undertakes to Bluestone that he will and will procure that his Associates and any officer or employee of that Vendor will at all times hereafter preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for his own or any other purposes Confidential Information except:-

22.1.1   in the circumstances set out in clause 22.2 below;


22.1.2   to the extent otherwise expressly permitted by this Agreement; or


22.1.3 with the prior consent in writing of the party to whose affairs such Confidential Information relates;

         and will on demand made by Bluestone at any time deliver up to Bluestone, or destroy or erase, all notes and records on whatever media (including copies) containing Confidential Information, in each case being in that Vendor's custody, control or possession Provided that nothing in this clause 22 will require any of the Vendors to deliver up, destroy or erase anything which it or he is required to retain by law, any court or competent jurisdiction or any regulatory authority regulating the business of the Vendor in question.

22.2     PERMITTED DISCLOSURES


         The circumstances referred to in clause 22.1.1 above are:-


22.2.1 where the Confidential Information, before it is furnished to any of the Vendors, is in the public domain;

22.2.2 where the Confidential Information, after it is furnished to any of the Vendors, enters the public domain otherwise than as a result of
         (i) a breach by any of the Vendors of its obligations in this clause 22 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation and any of the Vendors is aware of such breach; and

22.2.3 if and to the extent the Vendors make disclosure of the Confidential Information to any person:

          (i)   in compliance with any requirement of law;

          (ii) in response to a requirement of the Stock Exchange or the Panel on Take-overs and Mergers or any applicable regulatory authority to which the Vendors are subject where such requirement has the force of law; or

          (iii) in order to obtain tax or other clearances or consents from the Inland Revenue or other relevant taxing or regulatory authorities.


         Provided that any such information disclosable pursuant to sub-clauses (i), (ii) or (iii) of clause 22.2.3 shall be disclosed only to the extent required by law and only after reasonable prior consultation with Bluestone.

22.3 The restrictions contained in this clause 22 shall continue to apply after Completion without limit in time.

23       NOTICES


23.1 Any notice or other communication to be given under, or in connection with the matters contemplated by, this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post or by facsimile to the address and for the attention of the relevant party set out in clause 23.2 (or as otherwise notified by that party hereunder). Any such notice shall be deemed to have been received:-

23.1.1   if delivered personally, at the time of delivery;


23.1.2 in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting if the addressee and the addressor are both in the same country or 5 days if either of them are overseas in relation to the other; and

23.1.3 in the case of fax, at the time of receipt by the sending party of a successful fax transmission notice generated by the transmitting fax machine;

         Provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this clause, "BUSINESS DAY" means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

23.2 The addresses and facsimile numbers of the parties for the purposes of clause 23.1 are:

         VENDORS                  as set out in Schedule 1
         BLUESTONE AND EUROPE
         Address:                 300 Stevens Drive, Philadelphia PA 19113-1597 USA
                                  For the attention of: Paul T Porrini
         Fax number:              001 610 915 5010

         or such other address or facsimile number in the United Kingdom as may be notified in writing from time to time by the relevant party to the other parties.

23.3     NO ELECTRONIC SERVICE


         For the avoidance of doubt notice given under this Agreement shall not be validly served if sent by e-mail.

24       UK COMPETITION


         The parties shall, at the request of any one of them, jointly notify the Director General of Fair Trading of this Agreement or of any agreement or arrangement of which this Agreement forms part under the Competition Act 1998 and apply to him for guidance and/or a decision and/or request the grant of an exemption in respect of it and the parties acting in good faith shall co-operate fully and use all commercially reasonable endeavours in preparing any such notification and in making any necessary submission. The parties shall use all commercially reasonable endeavours in maintaining and/or renewing and/or defending any such guidance, decision or exemption. Bluestone shall bear all reasonable and proper costs in connection with the foregoing unless otherwise agreed.

25       COUNTERPARTS


25.1     EXECUTION IN COUNTERPARTS


         This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

25.2     ONE AGREEMENT


         Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

26       GOVERNING LAW AND JURISDICTION


26.1     GOVERNING LAW


         This Agreement shall be governed by and construed in accordance with the law of England.

26.2     JURISDICTION


         The parties hereto submit to the non-exclusive jurisdiction of the Courts of England as regards any claim, dispute or matter arising out of or relating to this Agreement and its implementation or effect.

27       SPECIFIC INDEMNITY


         Without restricting the rights of Bluestone or Europe to claim damages on any basis available to either of them in the event of any breach or non-fulfilment of any of Fundamental Representations and/or the Warranties, the Warrantors undertake with each of Bluestone and Europe (each contracting for itself and as trustee for the Company and the Subsidiary) to indemnify and keep indemnified Bluestone, Europe, the Company and the Subsidiary on demand from and against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions (together the "LIABILITIES") which Bluestone, Europe the Company or the Subsidiary may sustain or incur or which may be brought or established against any of them by any person which in any case arises out of or in relation to or by reason of the provision by the Company to X-idra Systems GmbH ("X-IDRA") of a copy of the JTS Arjuna software pursuant to a verbal development license or otherwise and the failure of the Company to enter into a formal written development license establishing with X-idra the terms of such license and in particular protecting the Company's full and unencumbered right, title and interest in the Intellectual Property in the JTS Arjuna software and any taxation payable by Bluestone, Europe, the Company or the Subsidiary on or in respect of any payment under this clause 27 PROVIDED THAT no claim shall be made under this clause 27 unless and until the Liabilities shall have exceeded L2,000 (in which case only the excess over L2,000 shall be payable by the Warrantors).

         EXECUTED as a deed in three originals the day and year first before written.

         EXECUTED AND DELIVERED AS A DEED by
         /s/ Stephen Caughey
         -----------------------------------------


         EXECUTED AND DELIVERED AS A DEED by
         /s/ David Bradley Ingham
         -----------------------------------------


         EXECUTED AND DELIVERED AS A DEED by
         /s/ Stuart Mark Wheater
         -----------------------------------------


         EXECUTED AND DELIVERED AS A DEED by
         /s/ Santosh Kumar Shrivastava
         -----------------------------------------


         EXECUTED AND DELIVERED AS A DEED by
         /s/ Alastair James Green
         -----------------------------------------


         EXECUTED AND DELIVERED AS A DEED by
         /s/ Grainine Marie Walshe
         -----------------------------------------


         EXECUTED AND DELIVERED AS A DEED by
         /s/ Hannes Wolfgang Miller
         -----------------------------------------


         EXECUTED as a deed
         by BLUESTONE SOFTWARE
         EUROPE LIMITED acting by
         two directors and
         the secretary
         /s/ Paul T. Porrini
         -----------------------------------------

         /s/ S. Craig Huke
         -----------------------------------------

         EXECUTED as a deed by
         BLUESTONE SOFTWARE, INC.
         acting by a duly authorised officer
         /s/ Paul T. Porrini
         -----------------------------------------